EXHIBIT 99.1

Fox Factory Holding Corp. Announces Third Quarter Fiscal Year 2013

Financial Results

Third Quarter Sales Increased 12.9% to $82.3 Million

Third Quarter Net Income Increased 81.5% to $9.9 Million and Adjusted EBITDA Increased

29.8% to $17.3 Million

SCOTTS VALLEY, California – November 6, 2013 — Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today reported financial results for the third quarter and nine months ended September 30, 2013.

Third Quarter Fiscal 2013 Highlights

•	Sales increased 12.9% to $82.3 million compared to $72.9 million in the same period last fiscal year, driven by strong sales growth for both mountain bike and powered vehicle products

•	Gross margin increased 320 basis points to 30.8% compared to 27.6% in the same period last fiscal year

•	Net income increased 81.5% to $9.9 million compared to $5.5 million in the same period last fiscal year

•	Non-GAAP adjusted net income increased 94.2% to $12.1 million compared to $6.2 million in the same period last fiscal year

•	Adjusted EBITDA increased 29.8% to $17.3 million compared to $13.4 million in the same period last fiscal year

“Continued growing demand for our high-performance mountain bike and powered vehicle products enabled us to report third quarter results at the high-end of our expectations,” said Larry Enterline, the Company’s Chief Executive Officer. “Our team continued to execute on our long-term strategy to improve our operating efficiencies across our global infrastructure with solid gross and operating margin improvement in the third quarter. We remain optimistic about our future growth prospects given our established, premium brand and strong OEM relationships along with our track record of successful innovation.”

Sales for the third quarter of fiscal 2013 were $82.3 million, an increase of 12.9% from sales of $72.9 million in the third quarter of fiscal 2012. Sales of mountain bike and powered vehicle products increased 10.8% and 18.2%, respectively, for the third quarter of fiscal 2013 compared to the prior year period.

Gross margin was 30.8% for the third quarter of fiscal 2013, a 320 basis point increase from gross margin of 27.6% in the third quarter of fiscal 2012. Approximately 140 basis points of the improvement in gross margin relates to the Company’s successful execution of initiatives designed to improve operating efficiencies. The remaining 180 basis points is largely due to additional warranty and other related costs incurred in the third quarter of 2012 to upgrade certain dampers contained in the Company’s suspension products which costs did not recur in 2013.

Total operating expenses were $10.6 million, or 12.8% of sales, for the third quarter of fiscal 2013, compared to $9.1 million, or 12.5% of sales in the third quarter of the prior year. Operating income was $14.8 million for the third quarter of fiscal 2013, a 34.6% increase compared to operating income of $11.0 million in the third quarter of fiscal 2012.

Net income in the third quarter of fiscal 2013 was $9.9 million, an increase of 81.5% compared to $5.5 million in the third quarter of the prior year. Earnings per diluted share for the third quarter of fiscal 2013 was $0.27, calculated on 36.4 million weighted average diluted shares outstanding, compared to $0.16, calculated on 33.7 million weighted average diluted shares outstanding in the third quarter of fiscal 2012.

Non-GAAP adjusted net income in the third quarter of fiscal 2013 was $12.1 million, an increase of 94.2% compared to non-GAAP adjusted net income of $6.2 million in the third quarter of the prior year. Non-GAAP adjusted earnings per diluted share for the third quarter of fiscal 2013 was $0.33, calculated on 36.4 million weighted average diluted shares outstanding, compared to non-GAAP adjusted earnings per diluted share of $0.18, calculated on 33.7 million weighted average diluted shares outstanding in the third quarter of fiscal 2012. A reconciliation of non-GAAP adjusted net income to the GAAP measure net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.

Adjusted EBITDA in the third quarter of fiscal 2013 was $17.3 million, a 29.8% increase compared to $13.4 million in the third quarter of the prior year. Adjusted EBITDA margin in the third quarter of fiscal 2013 improved 270 basis points to 21.0%, compared to 18.3% in the prior year period, reflecting the Company’s ability to leverage its operating platform and the aforementioned damper warranty issue. A reconciliation of adjusted EBITDA to the GAAP measure net income and the calculation of adjusted EBITDA margin are provided at the end of this press release.

First Nine Months Fiscal Year 2013 Results

Sales for the nine months ended September 30, 2013, were $207.5 million, an increase of 15.7% compared to the same period in 2012. Sales of mountain bike and powered vehicle products increased 14.4% and 18.6%, respectively, for the first nine months of 2013 compared to the prior year period.

Gross margin was 29.6% in the first nine months of fiscal 2013, a 190 basis point improvement compared to gross margin of 27.7% in the first nine months of fiscal 2012. Approximately 120 basis points of the improvement in gross margin relates to the Company’s successful execution of initiatives designed to improve operating efficiencies and the remaining 70 basis points is largely due to the aforementioned damper warranty issue.

Net income in the first nine months of fiscal 2013 was $19.2 million, an increase of 54.5% compared to $12.4 million in the first nine months of the prior year. Earnings per diluted share for the first nine months of fiscal 2013 was $0.55, calculated on 35.1 million weighted average diluted shares outstanding, compared to $0.39, calculated on 31.9 million weighted average diluted shares outstanding in same period of fiscal 2012.

Non-GAAP adjusted net income in the first nine months of fiscal 2013 was $23.3 million, an increase of 53.2% compared to non-GAAP adjusted net income of $15.2 million in the first nine months of the prior year. Non-GAAP adjusted earnings per diluted share for the first nine months of fiscal 2013 was $0.66, calculated on 35.1 million weighted average diluted shares outstanding, compared to non-GAAP adjusted earnings per diluted share of $0.48, calculated on 31.9 million weighted average shares outstanding in the first nine months of fiscal 2012.

Adjusted EBITDA increased 31.0% to $38.7 million in the first nine months of fiscal 2013, compared to $29.6 million in the first nine months of fiscal 2012. Adjusted EBITDA margin in the first nine months of fiscal 2013 improved 220 basis points to 18.7% compared to 16.5% in the first nine months of fiscal 2012.

Balance Sheet Highlights

As of September 30, 2013, the Company had cash and cash equivalents of $3.5 million. Total debt was $24.5 million, compared to $59.3 million as of December 31, 2012. Inventory was $46.4 million as of September 30, 2013, compared to $34.3 million as of December 31, 2012 primarily due to the increased level of business during the period ended September 30, 2013 and the normal seasonality of the Company’s business. As of September 30, 2013, accounts receivable and accounts payable were $39.3 million and $22.4 million, respectively, compared to $25.2 million and $19.6 million as of December 31, 2012, respectively, also primarily due to the increased level of business during the period ended September 30, 2013 and the seasonality of the Company’s business.

Company Acquisition

On October 31, 2013, the Company completed the acquisition of certain assets of its third party Germany-based distributor and service center, Toxoholics GmbH. The Company believes that this acquisition provides it with a proven understanding of the European market for FOX products, offers the Company an accelerated path for improving customer service and customer relations in Europe, and provides opportunities for future expansion of FOX European operations and infrastructure. Under the terms of the acquisition agreement the Company will pay the seller approximately $2.3 million in cash and assume certain liabilities. The acquisition is not expected to materially impact the Company’s financial results.

Fiscal 2013 Guidance

The Company expects fourth quarter fiscal 2013 sales in the range of $58 to $62 million and earnings per diluted share in the range of $0.08 to $0.12 based on 37.6 million weighted average diluted shares outstanding. For the full year fiscal 2013, the Company expects sales in the range of $266 to $270 million and earnings per diluted share in the range of $0.63 to $0.67 based on 35.9 million weighted average diluted shares outstanding.

Conference Call & Webcast

The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 312-5421 and (253) 237-1121 for international callers; the conference ID is 86971140. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company’s website at http://www.ridefox.com.

An audio replay will be available following the completion of the conference call by dialing (855) 859-2056 for North America listeners or (404) 537-3406 for international listeners; the conference ID is 86971140. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures

In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “Non-GAAP Adjusted net income”, “Non-GAAP Adjusted earnings per diluted share”, “Adjusted EBITDA”, and “Adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines Non-GAAP Adjusted net income as net income adjusted for amortization of purchased intangibles, net of tax, and the management fee which was previously payable to an affiliate of its majority stockholder, net of tax, and the write-off of unamortized loan origination fees in connection with the August 2013 termination of the Company’s prior credit facility, net of tax, and Non-GAAP Adjusted earnings per diluted share as Non-GAAP Adjusted net income divided by the number of diluted shares of common stock outstanding. FOX defines Adjusted EBITDA as net income adjusted for interest expense, other income (expense), net, provision for income taxes, amortization of purchased intangibles, depreciation, stock-based compensation and the management fee which was previously payable to an affiliate of its majority stockholder and Adjusted EBITDA margin as Adjusted EBITDA divided by sales. FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and Non-GAAP Adjusted net income (and accordingly, Adjusted EBITDA margin and Non-GAAP Adjusted earnings per diluted share) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies and other companies may calculate Non-GAAP Adjusted net income, Non-GAAP Adjusted earnings per diluted share, Adjusted EBITDA and Adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products, the Company’s execution on its strategy to improve operating efficiencies, the Company’s optimism about its future growth prospects, Company’s belief that its acquisition of Toxoholics GmbH provides FOX with a proven understanding of the European market for FOX products and offers it an accelerated path for improving customer service and customer relations in Europe as well as opportunities for future expansion of FOX’s European operations and infrastructure; the Company’s expected future sales and future earnings per share, and any other statements in this press release that are not of an historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes, the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 and filed with the SEC on September 19, 2013 and in any subsequently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

FOX FACTORY HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,496	$15
Accounts receivable (net of allowance for doubtful accounts of $352 and $440 at September 30, 2013 and December 31, 2012, respectively)	39,246	25,224
Inventory	46,393	34,255
Prepaids and other current assets	2,506	2,242
Deferred tax assets	3,350	3,405

Total current assets	94,991	65,141
Property and equipment, net	12,540	11,789
Loan fees, net	755	—
Loan fees, net—related party	—	1,665
Goodwill	31,372	31,372
Intangibles, net	28,130	32,153

Total assets	$167,788	$142,120

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,429	$19,551
Accrued expenses	12,052	10,156
Liability reserve for uncertain tax positions	7,320	7,292
Current portion of long-term debt—related party	—	3,000

Total current liabilities	41,801	39,999
Line of credit	24,500	—
Line of credit—related party	—	750
Long-term debt, less current portion—related party	—	55,500
Deferred rent	1,010	1,132
Deferred tax liabilities	13,890	15,155

Total liabilities	81,201	112,536

Commitments and contingencies (Note 9)
Stockholders’ equity
Common stock, $0.001 par value—69,675,000 authorized as of September 30, 2013 and December 31, 2012; 36,317,087 and 33,459,944 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively;	36	33
Additional paid-in capital	86,963	49,169
Accumulated other comprehensive income	12	1
Accumulated deficit	(424)	(19,619)

Total stockholders’ equity	86,587	29,584

Total liabilities and stockholders’ equity	$167,788	$142,120

FOX FACTORY HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Sales	$82,293	$72,864	$207,487	$179,256
Cost of sales	56,960	52,745	146,074	129,592

Gross profit	25,333	20,119	61,413	49,664
Operating expenses:
Sales and marketing	3,621	3,150	10,382	9,288
Research and development	2,500	2,427	7,442	7,196
General and administrative	3,098	2,223	8,588	7,069
Amortization of purchased intangibles	1,341	1,341	4,023	3,974

Total operating expenses	10,560	9,141	30,435	27,527

Income from operations	14,773	10,978	30,978	22,137
Other expense, net:
Interest expense	(2,015)	(1,424)	(3,968)	(2,294)
Other income (expense), net	38	14	19	(287)

Other expense, net	(1,977)	(1,410)	(3,949)	(2,581)

Income before income taxes	12,796	9,568	27,029	19,556
Provision for income taxes	2,872	4,099	7,834	7,131

Net income	$9,924	$5,469	$19,195	$12,425

Earnings per share:
Basic	$0.28	$0.16	$0.56	$0.39
Diluted	$0.27	$0.16	$0.55	$0.39
Weighted average shares used to compute earnings per share:
Basic	35,013	33,465	33,983	31,588
Diluted	36,423	33,718	35,108	31,906

FOX FACTORY HOLDING CORP.

NET INCOME TO NON-GAAP ADJUSTED NET INCOME AND NON-GAAP ADJUSTED EARNINGS

PER SHARE RECONCILIATION

(In thousands, except per share data)

(Unaudited)

The following table provides a reconciliation of Non-GAAP Adjusted Net Income, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and the calculation of Non-GAAP Adjusted Earnings per Share for the three-months and nine-months ended September 30, 2013 and 2012. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three		For the nine
	months ended		months ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012
Net income	$9,924	$5,469	$19,195	$12,425
Amortization of purchased intangibles (net of tax (1))	1,110	691	2,857	2,525
Management fee (1) (2) (net of tax)	56	64	219	238
Non cash expense for un-amortized loan origination fees (net of tax) (3)	$997	$0	$997	$0

Non-GAAP adjusted net income (4)	$12,087	$6,224	$23,268	$15,188

Non-GAAP adjusted EPS
Basic	$0.35	$0.19	$0.68	$0.48
Diluted	$0.33	$0.18	$0.66	$0.48
Weighted average shares used to compute
Non-GAAP adjusted EPS
Basic	35,013	33,465	33,983	31,588
Diluted	36,423	33,718	35,108	31,906

(1)	The amounts of the adjustments for amortization of purchased intangibles, net of tax, and for management fee, net of tax, were calculated using the respective year to date effective tax rates.
(2)	Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated in August 2013 upon the consummation of the Company’s initial public offering. The Company discontinued paying management fees in August 2013.
(3)	Represents a $1.4 million non-cash expense, net of tax, for the write-off of unamortized loan origination fees in connection with the August 2013 termination of the Company’s prior credit facility.

(4)	Included in the Company’s results for the nine months ended Sept 30, 2013 were a total of approximately $449,000 of expenses incurred by the Company which relates to the (i) payment by the Company in April 2013 of a bonus to an executive officer in the amount of approximately $251,000, the after tax proceeds of which were used by such officer to repay in full a loan from the Company prior to the Company’s filing of its registration statement in connection with its initial public offering, and (ii) legal and other costs of approximately $198,000 incurred in connection with the acquisition of certain assets of Toxoholics GmbH and defense and settlement of an employee related matter. These expenses have not been added back to Non-GAAP Adjusted Net Income.

FOX FACTORY HOLDING CORP.

ADJUSTED EBITDA TO NET INCOME RECONCILIATION

(In thousands)

(Unaudited)

The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and the calculation of Adjusted EBITDA Margin for the three-months and nine-months ended September 30, 2013 and 2012. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three		For the nine
	months ended		months ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012
Net income	$9,924	$5,469	$19,195	$12,425
Interest expense	2,015	1,424	3,968	2,294
Other (income) expense, net (1)	(38)	(14)	(19)	287
Provision for income taxes	2,872	4,099	7,834	7,131
Amortization of purchased intangibles	1,341	1,341	4,023	3,974
Depreciation	603	525	1,734	1,346
Stock based compensation (2)	547	381	1,675	1,733
Management fee (3)	58	125	308	375

Adjusted EBITDA (4)	$17,322	$13,350	$38,718	$29,565

(1)	Other (income) expense, net includes gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss, and other miscellaneous items.
(2)	Represents non-cash, stock-based compensation.
(3)	Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated in August 2013 upon the consummation of the Company’s initial public offering. The Company discontinued paying management fees in August 2013.
(4)	Included in the Company’s results for the nine months ended Sept 30, 2013 were a total of approximately $449,000 of expenses incurred by the Company which relates to the (i) payment by the Company in April 2013 of a bonus to an executive officer in the amount of approximately $251,000, the after tax proceeds of which were used by such officer to repay in full a loan from the Company prior to the Company’s filing of its registration statement in connection with its initial public offering, and (ii) legal and other costs of approximately $198,000 incurred in connection with the acquisition of certain assets of Toxoholics GmbH and defense and settlement of an employee related matter. These expenses have not been added back to Non-GAAP Adjusted Net Income.

FOX FACTORY HOLDING CORP.

(In thousands)

(Unaudited)

The calculation of Adjusted EBITDA margin is as follows:

	For the three		For the nine
	months ended		months ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012
Adjusted EBITDA	$17,322	$13,350	$38,718	$29,565
Divided by Sales	82,293	72,864	207,487	179,256

Adjusted EBITDA Margin	21.0%	18.3%	18.7%	16.5%

CONTACT:

ICR

Katie Turner

646-277-1228

Katie.Turner@icrinc.com